[Company Letterhead]

February 2, 2022

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Attn: Matthew Williams, Esq.

Division of Investment Management –

Disclosure Review and Accounting Office

Re:	Forethought Life Insurance Company Pre-Effective Amendment No. 2 to the Registration Statement on Form S-1 File No. 333-257394

Dear Mr. Williams:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Forethought Life Insurance Company, as registrant, hereby requests that the effective date of the above-referenced Pre-Effective Amendment No. 2 to the Registration Statement on Form S-1 be accelerated so as to permit it to become effective on February 2, 2022, or as soon thereafter as practicable.

Thank you for your consideration and assistance. If you have any questions regarding this acceleration request or the Registration Statement, please contact Dodie Kent of Eversheds Sutherland (US) LLP at (212) 389-5080.

Sincerely,

On behalf of
Forethought Life Insurance Company

/s/ Sarah M. Patterson

Name: Sarah M. Patterson
Title: Managing Director, General Counsel for Individual Markets and Assistant Secretary

[Company Letterhead]

February 2, 2022

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Attn: Matthew Williams, Esq.

Division of Investment Management –

Disclosure Review and Accounting Office

Re:	Forethought Life Insurance Company Pre-Effective Amendment No. 2 to the Registration Statement on Form S-1 File No. 333-257394

Dear Mr. Williams:

Pursuant to Rule 461 under the Securities Act of 1933, as amended, Global Atlantic Distributors, LLC, as principal underwriter, hereby requests that the effective date of the above-referenced Pre-Effective Amendment No. 2 to the Registration Statement on Form S-1 be accelerated so as to permit it to become effective on February 2, 2022, or as soon thereafter as practicable.

Thank you for your consideration and assistance. If you have any questions regarding this acceleration request or the Registration Statement, please contact Dodie Kent of Eversheds Sutherland (US) LLP at (212) 389-5080.

Sincerely,

On behalf of
Global Atlantic Distributors, LLC

/s/ Sarah M. Patterson

Name: Sarah M. Patterson
Title: Managing Director, General Counsel for Individual Markets and Assistant Secretary